EXHIBIT 10.01

DESCRIPTION OF ANNUAL INCENTIVE BONUS PLAN FOR FISCAL YEAR 2024

Annual Incentive Bonus Plan for Fiscal 2024

On June 14, 2023, the Board of Directors (the “Board”) of Flex Ltd. (the “Company”) approved the Company’s Annual Incentive Bonus Plan for fiscal year 2024. The plan provides the Company’s executive officers with the opportunity to earn annual cash bonuses based upon the achievement of pre-established performance goals. Performance measures under the plan will be: operating profit, free cash flow and revenue targets at the Company level; and, additionally for certain executives, operating profit and revenue targets at the segment level. The plan allows awards to provide for different metrics, target levels and weightings for different executives. The Board, or the Board’s Compensation and People Committee, if so delegated by the Board, maintains the authority to adjust award payouts upon evaluation of each bonus award in the context of the Company’s overall performance.

Under the Annual Incentive Bonus Plan, target award opportunities are set at various percentages of base salary, which will be: 165% of base salary in the case of the Chief Executive Officer; 110% of base salary in the case of the Chief Financial Officer; and between 100% and 110% of base salary in the cases of other named executive officers. Actual payout opportunities for each bonus component will range from a threshold of 30% of target for operating profit, 30% of target for revenue, and 50% of target for free cash flow, to a maximum of 200% of target (for all metrics, inclusive of the modifiers described below), in each case based on achievement of the performance measures. If the Company or segment fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. If the Company or segment fails to achieve the threshold level for all performance measures, the bonus payout will be capped at the target level. In addition, Company operating profit will be a funding metric for all Company bonus plans, including the executive plan, such that actual bonus payouts for executives may increase or decrease based on the level of Company operating profit (within +/- 20 percentage points) versus the enterprise-wide bonus payout level. If the Company or segment fails to achieve the threshold level for the operating profit performance measure, no payout is awarded for any measure. The Annual Incentive Bonus Plan includes environmental, social and governance (ESG) metrics, which could modify the actual bonus payouts by up to +/- 10 percentage points depending on performance against the ESG metrics. Additionally, actual bonus payouts based on achievement of performance goals will be subject to modification by up to +/- 10 percentage points depending on each executive officer’s individual performance as determined by the Compensation and People Committee. For purposes of calculating performance under the Annual Incentive Bonus Plan, the Compensation and People Committee has discretion to exclude extraordinary items or events that have an unanticipated impact, corporate transactions (including acquisitions or dispositions), and other unusual or nonrecurring items. For purposes of determining achievement of award opportunities, the plan uses adjusted, non-GAAP measures.